Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

NFT Limited

We hereby consent to the incorporation by reference of our report dated April 15, 2022, in the Registration Statement on the Amendment No. 2 to the Form F-4, under the Securities Act of 1933 (File No. 333-268865) with respect to the consolidated balance sheets of NFT Limited (formerly known as Takung Art Co., Ltd) and its subsidiaries (collectively the “Company”) as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, included herein.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

May 15, 2024